EXHIBIT 99.1

Press Release, Dated October 7, 1999


            Organic Food Products completes Spectrum Naturals Merger

Morgan Hill, Calif., October 7, 1999 -- Organic Food Products, Inc., (NASDAQ:
OFPI) announced today they have completed the merger with Spectrum Naturals, Inc. that was previously announced on May 10, 1999. Spectrum Commodities, Inc. and Organic Ingredients, Inc. were also merged into the new Company. The Company will change its name to Spectrum Organic Products, Inc.

Jethren Phillips was elected CEO and Chairman of the Board. Mr. Phillips stated, "Our entire management team has worked extremely hard over the past few months to complete the merger. We are now free to focus our attention to growing our businesses and completing the integration of the companies." John Battendieri will remain on the Board and become Vice President of Business Development; Neil Blomquist will become President of the Consumer Brands Division; Joseph Stern will become President of Organic Ingredients, the company's Industrial Division; and Richard Bacigalupi will become CFO of the new Company.

Organic Food Products, Inc. is a leader in the manufacturing and marketing of organic food under the Millina's Finest(R), Garden Valley Organic(TM), Parrot Brand(R) and Energy Plus(R) labels. The Company produces bottled sauces, salsas and juices at its manufacturing facility in Morgan Hill.

Spectrum Naturals, Inc. is a leading manufacturer and marketer of organic and all natural oils, vinegar and condiments under the Spectrum Naturals(R) label and a leader in essential fatty acid (EFA) nutritional supplements under the Spectrum Essentials(R) label.

"Safe Harbor" Statements under the Private Securities Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements that are subject to risk and uncertainties that could cause actual results to differ materially from those set forth or implies by the forward-looking statements. These risks are described in OFPI's Securities and Exchange Commission filings.


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